Filed pursuant to Rule 424(b)(2)

Registration No. 333-114075
CATERPILLAR FINANCIAL SERVICES CORPORATION

$2,000,000,000

VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES

Supplement dated July 1, 2006

to
Prospectus dated October 20, 2005

Capitalized terms used in this supplement are defined in the Prospectus dated October 20, 2005, to which this supplement is attached.

      The Prospectus is hereby revised as follows:

      1. On page 6, the fifth paragraph under the phrase “Key risk factors to consider before investing include:” under the heading “CAT FINANCIAL POWERINVESTMENT NOTES” is deleted and replaced in its entirety to read as follows:

The Notes are not a brokerage account with William Blair & Company, L.L.C. or any other broker/ dealer and are not protected by the Securities Investor Protection Corporation under the Securities Investors Protection Act of 1970.

      2. On page 23, the first paragraph under the heading “PLAN OF DISTRIBUTION” is deleted and replaced in its entirety to read as follows:

We are offering the Notes on a continuing basis through William Blair & Company, L.L.C. (“William Blair & Company”). No commissions will be paid to William Blair & Company for any sales resulting from its efforts although we will pay William Blair & Company an administrative fee for its services. We are offering the Notes pursuant to the provisions of the Bylaws of the National Association of Securities Dealers, Inc. We may also from time to time sell Notes directly or designate other agents through whom Notes may be offered. We reserve the right to withdraw, cancel or modify the offer to purchase Notes at any time. We have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part.

      3. On the back-cover page, the phrase “Distributed by Caterpillar Securities Inc. a registered broker-dealer.” is deleted and replaced in its entirety to read as follows:

Distributed by William Blair & Company, L.L.C. a registered broker-dealer.

Caterpillar Financial Services Corporation

July 1, 2006